EXHIBIT 99.1

NEWS RELEASE

Contact:	Deric Eubanks	Jordan Jennings	Marilynn Meek
	Chief Financial Officer	Investor Relations	Financial Relations Board
	(972) 490-9600	(972) 778-9487	(212) 827-3773

ASHFORD TRUST COMPLETES SALE
OF HAMPTON INN & SUITES GAINESVILLE
DALLAS, September 1, 2016 -- Ashford Hospitality Trust, Inc. (NYSE: AHT) (“Ashford Trust” or the “Company”) announced today that it has completed the sale of the 124-room Hampton Inn & Suites in Gainesville, FL for approximately $27 million in cash ($218,000 per key) to Key International ("Key").
The purchase price, including projected capex to be invested by Key, represents a trailing 12-month cap rate of 8.3% on net operating income. On a trailing 12-month basis, the hotel achieved RevPAR of $130, with occupancy of 83% and Average Daily Rate of $156. The hotel had an existing debt balance of approximately $21 million, and the Company realized net proceeds from the disposition of approximately $5 million after debt repayment and transaction costs.
“We continue to be pleased with the progress we are making with the sale of our non-core, select-service hotels,” said Monty J. Bennett, Ashford Trust’s Chairman and Chief Executive Officer. “We believe this sale is another step in unlocking the value of this portfolio and we remain committed to maximizing value for our shareholders by focusing on upper-upscale, full-service hotels.”
Ashford Hospitality Trust is a real estate investment trust (REIT) focused on investing opportunistically in the hospitality industry in upper upscale, full-service hotels.
Follow Chairman and CEO Monty Bennett on Twitter at www.twitter.com/MBennettAshford or @MBennettAshford.

Ashford has created an Ashford App for the hospitality REIT investor community. The Ashford App is available for free download at Apple’s App Store and the Google Play Store by searching “Ashford.”
Certain statements and assumptions in this press release contain or are based upon "forward-looking" information and are being made pursuant to the safe harbor provisions of the Private Securities Litigation Reform Act of 1995. These forward-looking statements are subject to risks and uncertainties. When we use the words "will likely result," "may," "anticipate," "estimate," "should," "expect," "believe," "intend,” or similar expressions, we intend to identify forward-looking statements. Such statements are subject to numerous assumptions and uncertainties, many of which are outside Ashford Trust’s control.

These forward-looking statements are subject to known and unknown risks and uncertainties, which could cause actual results to differ materially from those anticipated, including, without limitation: general volatility of the capital markets and the market price of our common stock; changes in our business or investment strategy; availability, terms and deployment of capital; availability of qualified personnel; changes in our industry and the market in which we operate, interest rates or the general economy; and the degree and nature of our competition. These and other risk factors are more fully discussed in Ashford Trust’s filings with the Securities and Exchange Commission.

The forward-looking statements included in this press release are only made as of the date of this press release. Investors should not place undue reliance on these forward-looking statements. We are not obligated to publicly update or revise any forward-looking statements, whether as a result of new information, future events or circumstances, changes in expectations or otherwise.

-END-

2